Exhibit 10.16

SEAWRIGHT HOLDINGS
INCORPORATED
600 Cameron Street Tel 703-340-1629	Alexandria, Virginia 22314 Fax 703-880-7331

November 10, 2010

David Levy
Amicus Funding, Inc.
895 Linganore Drive
McLean, Virginia 22102

Re:	Promissory Note dated November 10, 2009 for $140,000 (the “Note”)

Dear Mr. Levy:

I am writing to memorialize the agreement between Amicus Funding, Inc. (“Amicus”), Seawright Holdings, Inc. (“Seawright”) and Joel Sens (“Sens”) regarding the conversion of the Note into shares of common stock of Seawright.  As of the date of this agreement, the Note has a principal balance of $140,000 and accrued interest of $10,000, for a total amount owed of $150,000.  Amicus and Seawright hereby agree to convert the Note into shares of Seawright common stock at $0.40 per share, or 375,000 shares of common stock (the “Conversion Shares”).  Amicus agrees to release its Deed of Trust lien on certain land of Seawright in August County, Virginia, and agrees to execute any documents that Seawright may reasonably request to remove its lien of record.

Seawright agrees to provide at its expense any legal opinion that its transfer agent requires to remove the restrictive legend from the Conversion Shares under Rule 144, provided that Amicus provides any representation letter required by such attorney to confirm that Amicus is eligible to sell such Conversion Shares under Rule 144.  Seawright represents that Amicus is currently eligible to sell all 375,000 of the Conversion Shares acquired hereunder under Rule 144.

Amicus shall have the right at any time until March 30, 2011 to put any of the Conversion Shares to Seawright at a price of $0.40 per share (the “Put Price”), which option shall be exercised by delivery of a written notice (a “Put Notice”) to Seawright demanding that Seawright purchase the Conversion Shares for the Put Price accompanied by the Conversion Shares duly endorsed with a medallion guarantee. Seawright shall pay the Put Price for the Conversion Shares within three business days of receipt of a Put Notice by wire transfer or certified funds.

Amicus hereby represents and warrants to Seawright and Sens as follows:

(a)
Amicus has had a reasonable opportunity to ask questions of and receive answers from Seawright’s officers and directors concerning Seawright, and to obtain any additional information, documents or instruments available without unreasonable effort or expense necessary to verify the accuracy of the information received by Amicus or to answer any questions which Amicus may have.   Prior to deciding to convert the Note into Seawright common stock, Amicus was provided, and reviewed, the unaudited financial statements of Seawright, and was familiar with its assets, liabilities, revenues, income or loss, and business prospects.  All such questions have been answered to the full satisfaction of Amicus.

(b)
Amicus alone or together with persons retained by Amicus with respect to this investment has such knowledge and experience in financial and business matters and investments that Amicus is fully capable of evaluating the merits and risks of this investment.  Amicus has carefully considered and has, to the extent he, she or it believes such discussion necessary, discussed with his, her or its professional, legal, tax and financial advisors, the suitability of an investment in the Interest for his, her or its particular tax and financial situation and that Amicus and his, her or its advisors, if such advisor were deemed necessary, have determined that the shares are a suitable investment for Amicus.

(c)
Amicus acknowledges that only a limited public market exists for Seawright common stock and, accordingly, Amicus may not be able to readily liquidate the shares of common stock that is receiving hereunder.  Amicus acknowledges that no party can predict the future market price of Seawright common stock, or the price at which Amicus will be able to sell the Seawright common stock that it acquires hereunder, and that Amicus may receive more or less from the sale of the Seawright common stock than the amount owed on the Note.

(d)
Amicus (i) has adequate means of providing for Amicus’s needs and possible contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear to the economic risks of an investment in the shares, and (iv) can afford a complete loss of such investment.  Amicus recognizes that investment in the shares involves numerous risks.

(e)
Amicus is acquiring the shares solely for Amicus’s own account for investment purposes only and not for the account of any other person or for the distribution, assignment or resale to others, except to the extent permitted by SEC Rule 144.  No other person or entity has a beneficial interest in the shares being acquired by Amicus under this agreement.

(f)
Amicus acknowledges that the shares to be acquired by Amicus will be issued and sold without registration and in reliance upon certain exemptions under the 1933 Act, and reliance upon certain exemptions from registration requirements under applicable state securities laws.  Amicus will make no transfer or assignment of any such shares except in compliance with the 1933 Act, and any applicable state securities laws.

(g)
Amicus has full legal power and authority to execute, deliver and perform this agreement and such execution, delivery and performance will not violate any agreement, contract, law, rule, decree or other legal restriction to which Amicus is subject or bound.

 Please indicate your agreement to the terms of this agreement by signing this letter and returning it to me, and your shares will be issued promptly thereafter.

Very truly yours,

SEAWRIGHT HOLDINGS, INC.

/s/ Joel P. Sens
___________________________________
By Joel Sens, Chief Executive Officer

/s/ Joel P. Sens
__________________________________
Joel Sens, Individually

Accepted and agreed to:

AMICUS FUNDING, INC.

/s/ David Levy
___________________________________
By: David Levy, President